Consent of Independent Registered Public Accounting Firm

MiMedx Group, Inc.
Marietta, GA
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-259103) and Form S-8 (Nos. 333-153255, 333-183991, 333-189784, 333-199841, 333-211900 and 333-251434) of MiMedx Group, Inc. of our reports dated March 8, 2021, relating to the consolidated financial statements and schedule which appear in this Form 10-K.

/s/ BDO USA, LLP
Atlanta, Georgia
February XX, 2022